3Q2004 Conference Call Script

November 11, 2004

11:30 a.m.

Opening - Bill Wells

Good morning and thank you for participating in the SpectRx conference call and webcast to discuss third quarter 2004 results.

For today's call we have: SpectRx Chairman and CEO Mark Samuels....... President and Chief Operating Officer Bill Arthur.....Executive Vice President and CFO Thos Muller..... and, Dr. Mark Faupel, president and chief operating officer of subsidiary Guided Therapeutics.

This conference call will consist of a management presentation followed by a question and answer session. During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ending December 31, 2003, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark Samuels --- please go ahead Mark.

Welcome - MAS

Thank you Bill. I want to welcome everyone to our third quarter 2004 conference call.

The SimpleChoice business in the third quarter was characterized by growth in infusion set sales and consistent reorders from key distributors as compared to slightly more initial stocking orders and reservoir sales in the second quarter. With the increased product differentiation afforded us by the short easy and the soon to launch rotating Quick, followed by patch, we expect our sales growth to accelerate.

In addition to marketing activities, we continue to focus development efforts on building our SimpleChoice business by completing our full line of insulin pump infusion sets. This full line of products, in combination with distribution now in place, should allow us to achieve significant sales in this 360 million dollar diabetes-focused market place.

Bill Arthur will go into more detail about our SimpleChoice progress shortly.

In continuous glucose monitoring, our other diabetes opportunity, we have seen a significant increase in interest from a number of potential strategic partners interested in our interstitial fluid collection technology. We conducted compatibility studies on a small set of subjects using one potential partner's ISF compatible sensor in the third quarter. These studies, funded by the potential partner, yielded positive results and we are now in the process of conducting additional tests at their facility. We are also currently in various levels of discussions with several other potential partners that we believe possess compatible continuous glucose assay technology. We now believe that there could be an opportunity for a least two concurrent partnerships and we are pursuing these opportunities aggressively.

We also continue to make progress in the development of our non-invasive cervical cancer detection device. We have increased the number of clinical sites for the FDA pivotal clinical trial, which is necessary for regulatory approval. We are also moving forward with product development thanks in large part to an additional grant from the National Cancer Institute.

PAUSE

Now to go into more detail about our SimpleChoice diabetes business, I'll turn the call over to President and COO Bill Arthur, Bill.........

Thanks Mark.

Filling out our SimpleChoice product line, building our customer base and expanding our market opportunities continue to be the primary activities of the SimpleChoice insulin delivery business.

A big step forward in mid-September was when we introduced the new, shorter catheter 30-degree SimpleChoice easy infusion set. After some initial production delays, which limited availability for sampling and sales in the quarter, the new short easy is now available and the early sales are quite promising -- especially in the growing pediatric market. This set is also attractive to many adults with low body fat. Now that we have CE Mark approval, we expect by the end of the quarter to fulfill initial European distributor stocking orders with our infusion sets and reservoirs.

Although the timing of the short easy launch affected sales in the third quarter, we continue to expect the positive impact of short easy to be felt this quarter and beyond.

With short easy now in routine production, our current area of focus is to launch of the 90-degree quick infusion set. We have experienced some production delays, driven primarily by component manufacturers not meeting their promised lead times for parts. This has pushed back the final validation testing and processing required to move into commercial production. We now expect this product to be on the market by the end of the year or early in the first quarter of 2005.

The addition of this set to our product offering will give us a full line of pump disposables and open up the remaining 70 percent of the market previously unavailable to us. This new product should open up additional channels of distribution to us as well.

We believe that this product will be the first significant new offering in the pump infusion business since the introduction of the soft catheter. The quick's ability to move with the body should greatly improve the pump wearing experience and help us to win market share both domestically and in Europe.

To get this unique product to market, we have focused almost all of our engineering and operations resources to date on the quick. After the quick is successfully launched, we will shift our development focus to the patch infusion set, which will require more time and resources to bring to market.

In summary, the introductions of the short easy and the quick, as well as obtaining CE Mark approval should significantly bolster our sales and distribution efforts. We will drive our revenue growth with these products, while we continue to develop additional and improved products, primarily the patch.

With that I'd like to turn the call back over the Mark.

Thanks Bill.

As you can see, Bill and his team are moving forward. I am very confident in their ability to make our products a success.

I'd now like to turn the call over to CFO Thos Muller for a more in depth look at financials. Thos.....

Thank you Mark.

We have had a significant increase in SimpleChoice revenue since last year and the first two quarters of this year. From an overall perspective however, we are a little behind where we expected to be at this point following our financing late in the first quarter. As we will discuss, the shortfall is primarily related to delays in introducing our additional products in the SimpleChoice line.

During the 3rd Qtr we had a total of $173,000 of Simple Choice sales compared to $78,000 in the first quarter and $192,000 in the 2nd quarter of this year.

The total revenue for the 3rd Qtr of this year was $276,000, including $103,000 in revenue from contracts. The $276,000 of total revenue compares to $209,000 in the third quarter a year ago.

Our quarterly operating results illustrate our continuing management of expense versus prior year. We had a decrease of $211,000, or 11%, in overall expenses for the quarter when compared to last year. Most of that reduction is in R&D expense, which is down by $169,000; Marketing is even, while G&A is down by $42,000.

Operating loss for the quarter was $1.7 million, a slight improvement compared to the $1.8 million loss for the same quarter last year.

Net loss for the quarter, $1.8 million, compares to $1.9 million of loss in the prior year and is virtually the same as operating loss. Year to date net loss increased to $11.1 million and compares to a loss of $4.3 million in the same period last year.

As we have discussed in previous calls, the comparison of net loss in 2004 to 2003 includes a one time gain of $1.1 million in 2003 on the BiliChek asset sale and two significant items related to financing activities in 2004. The financing related items in 2004 were:

$871,000 of non-cash interest expense due to the value of the warrants issued in conjunction with the bridge loan we put in place in February; and,

The $ 5.0 million deemed dividend recognized in the first quarter.

Forty-four cents of the 59-cent increase in per share loss for the first nine months of 2004, was the result of the deemed dividend and 8 cents per share of the increase in loss was the result of interest on the warrants.

Cash on hand at the end of the third quarter was approximately $1.3 million. Stockholders' equity rose from a deficit of $1.6 million at the end of 2003 to a deficit of $86,000 - as a result of proceeds from the private placement of $7.3 million in March 2004, offset by losses incurred this year. The income statement recognition of the deemed dividend, which I described above, did not affect the balance of stockholders' equity.

I would now like to briefly discuss expectations. As I said in last quarter's conference call, we believe that the completion of the product line will enable us to grow revenues significantly over the next year. The delays in launching quick, however, and the continued development required for patch will push out the ramp up of revenue run rate from what we had expected.

We are watching cash very carefully. As I just said, our cash balance at the end of the third quarter was $1.3 million. Our products sales are growing and we anticipate the introduction of our quick SimpleChoice product line, with the first significant volumes in the first quarter of next year. Our expectation is that if we can meet our launch timing and related costs, we can generate sufficient growth in these products to get to a level of cash flow breakeven by the end of next year. Requirements for working capital, additional R&D expense, gross margin management, and the schedule slippage -- will require some interim financing, or other funding, next year. We have already taken significant action in regard to internal expenses, and are examining several alternatives for additional funds.

Now I would like to turn the call back over to Mark Samuels.

....Mark

As part of our plan to focus the public company on diabetes management, we have created a separate company to commercialize our non-invasive cancer detection technology. We plan to finance the new company - called Guided Therapeutics - separately from SpectRx, with venture capital or other outside investment. Meanwhile, we have been fortunate to develop funding sources through grants and contracts to continue to develop our product and embark upon the pivotal clinical trial for FDA approval.

Here to update you on the progress of our cancer detection business is Mark Faupel, president and COO of Guided Therapeutics.

Thanks Mark.

As Mark mentioned earlier, we are continuing to enroll patients in the FDA pivotal clinical study necessary for regulatory approval of our non-invasive cervical cancer detection device.

We now have two sites on line, Parkland hospital in Dallas under the aegis of the University of Texas and Grady hospital in Atlanta in association with Emory University, which has just completed final training under the pivotal trial protocol. As planned, we are building additional devices to increase the number of sites and meet our schedule for data collection. The protocol is currently under review at the University of Miami, which will be the third site for the pivotal trial.

We are also moving forward with product development efforts. New pre-production units are undergoing design and we just received the spectrometer module, the first key component of the preproduction units, this week.

Both the clinical work and product development efforts are supported primarily by grants from the National Cancer Institute.

I'll now turn the call back over the Mark Samuels......

Wrap up

Thank you Mark.

Today, Spectrx is very close to having a full product line of high quality innovative insulin delivery products that should establish us as a significant player in this large and growing market. Our new SimpleChoice team, in place now for a year, has set the stage for success and I think we will be able to grow sales significantly in 2005. The management team continues to believe that the SimpleChoice business will be very successful.

Our opportunity in diabetes is further punctuated by the progress we are making in using our ISF technology for continuous glucose monitoring. We have very strong indications in recent clinical studies with new potential collaborative partners that, given an appropriate sensor, our technology produces results equal to, or better than, any other near market CGMS system. In our opinion, this makes our technology extremely valuable and should result in a viable partnership that will develop a product to help millions of people improve their management of this disease.

We also have an incredible opportunity in restating the cervical cancer detection market and eventually replacing the Pap smear. The need is so great for this technology that the National Cancer Institute has funded with 2.5 million dollars million dollars so far. Our technical expertise in the noninvasive arena, as demonstrated by the continued clinical success of the BiliChek, is without peer. With the assistance of the NCI grant we have started product development activities that are expected to result in a saleable product within 24 to 30 months with appropriate additional funding

In closing, we continue to be encouraged by the opportunities at SpectRx and feel certain that progress on a variety of fronts is near to hand. Once this progress is realized, we think the marketplace will reward the company for its achievement.

Thank you for you time and we look forward to updating you as we continue to execute on our plans.

At this time, I would like to turn the call over to the operator for questions.

After Questions

Thank you operator and thank you for participating in our third quarter 2004 conference call.